Winthrop Realty Liquidating Trust to Make Distribution of $0.60 Per Beneficial Unit

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Lisle, Illinois and Oklahoma City, Oklahoma Properties Sold

BOSTON, August 17, 2017 (GLOBE NEWSWIRE) -- Winthrop Realty Liquidating Trust (the "Trust") announced today the Trust's trustees have approved a liquidating distribution of $0.60 per common beneficial unit in the Trust payable in cash on August 29, 2017 to holders of record on August 22, 2017. As the Trust is treated as a partnership for tax purposes, the withholding agent for foreign investors is required to make quarterly withholding payments to the IRS based on the Trust's "effectively connected income." The Trust estimates that for 2017 effectively connected income will be approximately $0.29 per share.

Two Additional Properties Sold

The Trust announced today the sale of its 550-650 Corporetum, Lisle Illinois property to an independent third party for a gross sale price of approximately $9.3 million. After satisfying all closing costs, tenant improvement allowance and pro rations associated with the sale, the Trust received net proceeds of approximately $7.9 million from the sale. The amount received is consistent with the Trust's estimated net assets in liquidation attributable to this asset at December 31, 2016.

In addition, the Trust announced the sale of its Summit Pointe apartments property located in Oklahoma City, Oklahoma to an independent third party for a gross sale price of approximately $17.5 million. After satisfying the debt encumbering this property and all closing costs and pro rations associated with the sale, the Trust received its preferred return of approximately $5.8 million from the sale. The amount received is consistent with the Trust's estimated net assets in liquidation attributable to this asset at December 31, 2016.

About Winthrop Realty Liquidating Trust

Winthrop Realty Liquidating Trust was formed to continue the liquidation process of remaining assets held by Winthrop Realty Trust at August 5, 2016.  The Trust's sole purpose is to continue to seek to sell these assets in an orderly fashion to maximize value to its beneficiaries.  Subject to certain exceptions related to transfer by will, intestate succession or operation of law, interests in the Trust are not transferable, nor do beneficiaries have authority or power to sell or in any other manner dispose of their interest in the Trust.  For more information about the Trust's remaining assets, please visit our web-site at www.winthropreit.com.

Contact at Winthrop Realty Liquidating Trust

John Garilli

Investor or Media Inquiries

Phone: (617) 570-4614; e-mail: jgarilli@winthropcapital.com